Hims & Hers Health, Inc. Reports Third Quarter 2021 Financial Results
Q3 2021 revenue grows 79% year-over-year to $74.2 million
Q3 2021 ending member subscriptions grow 95% year-over-year to 551,000
Exceeds Q3 2021 revenue guidance, raises full year 2021 guidance

SAN FRANCISCO, November 10, 2021 – Hims & Hers Health, Inc. (“Hims & Hers”, NYSE: HIMS), a multi-specialty telehealth platform that connects consumers to licensed healthcare professionals, today reported financial results for the third quarter ending September 30, 2021.

“This latest quarter of results shows that our vision to create a new front door to healthcare is resonating,” said Andrew Dudum, CEO and co-founder of Hims & Hers. “Not only did we deliver strong revenue growth in Q3, we did so while maintaining customer acquisition costs quarter-to-quarter, nearly doubling total subscriptions year-over-year, and delivering on strategic initiatives to catalyze future growth. We believe we are very well positioned to deliver on our ambitious mission.”

Key Business Metrics
(In Thousands, Except AOV, Unaudited)

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

AOV (three months period)	$74	$74	$74	$69	$67
Net Orders (three months period)	968	786	687	579	582
Subscriptions (end of period)	551	453	391	312	283

Revenue
(In Thousands, Unaudited)

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

Online Revenue	$72,032	$58,146	$50,680	$40,091	$38,829
Wholesale Revenue	2,141	2,546	1,634	1,375	2,495
Total revenue	$74,173	$60,692	$52,314	$41,466	$41,324
Total revenue year-over-year growth	79%	69%	74%	67%	91%

•Revenue was $74.2 million for the third quarter 2021 compared to $41.3 million for the third quarter 2020, an increase of 79% year-over-year.
•Net loss was $(15.9) million for the third quarter 2021 compared to $(5.9) million for the third quarter 2020.
•Gross margin was 74% for the third quarter 2021 compared to 76% for the third quarter 2020.

•Adjusted EBITDA was $(9.8) million for the third quarter 2021 compared to $(1.6) million for the third quarter 2020.

A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net loss, its most comparable financial measure under generally accepted accounting principles in the United States (“U.S. GAAP”), has been provided in this press release in the accompanying tables. Additional information about Adjusted EBITDA is also included below under the heading “Non-GAAP Financial Measures”.

Financial Outlook

Hims & Hers provides guidance based on current market conditions and expectations for revenue and Adjusted EBITDA, which is a non-GAAP financial measure.

For the fourth quarter 2021, we expect:
•Revenue to be in the range of $76 million to $78 million.
•Adjusted EBITDA to be in the range of $(12) million to $(14) million.

For the full year 2021, we expect:
•Revenue to be in the range of $263 million to $265 million.
•Adjusted EBITDA to be in the range of $(35) million to $(37) million.

The guidance provided above constitutes forward-looking statements and actual results may differ materially. Refer to the “Cautionary Note Regarding Forward-Looking Statements” safe harbor section below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

We have not reconciled forward-looking Adjusted EBITDA to its most directly comparable U.S. GAAP measure, net loss, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net loss. See “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA.

Conference Call

Hims & Hers will host a conference call to review the third quarter 2021 results on November 10, 2021, at 5:00 p.m. ET. The conference call can be accessed by dialing (833) 900-2256 for U.S. participants and (236) 714-2727 for international participants, and referencing conference ID #6691217. A live audio webcast will be available online at https://investors.forhims.com/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call at the same link.

About Hims & Hers Health, Inc.

Hims & Hers is a multi-specialty telehealth platform that connects consumers to licensed healthcare professionals, enabling them to access high-quality medical care for numerous conditions related to primary care, mental health, sexual health, dermatology, and more. Launched in November 2017, the company also offers thoughtfully created and curated health and wellness products. With products and services available across all 50 states and Washington, D.C., Hims & Hers is able to provide access to quality, convenient and affordable care for all Americans. Hims & Hers was founded by CEO Andrew Dudum, Hilary Coles, Jack Abraham and Joe Spector at venture studio Atomic in San Francisco, California. For more information about Hims & Hers, please visit forhims.com and forhers.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our financial outlook and guidance, our expected future financial and business performance, the assumptions underlying such statements, statements about events and trends including events and trends that we believe may affect our financial condition, results of operations, short- and long-term business operations and objectives, and financial needs, our expectations regarding market acceptance, user experience, the success of our business model, the growth of certain of our categories and the impact of our recent acquisitions, our ability to expand the scope of our offerings, and our ability to comply with the extensive, complex and evolving regulatory requirements applicable to the healthcare industry. These statements are based on management’s current expectations, but actual results may differ materially due to various factors.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the “Risk Factors” section of our most recently filed Annual Report on Form 10-K for the year ended December 31, 2020, as amended, our most recent Quarterly Report on Form 10-Q, and our subsequent filings with the Securities and Exchange Commission (the “Commission”).

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in reports we have filed or will file with the Commission, including our annual report on Form 10-K for the year ended December 31, 2020, as amended, our most recent Quarterly Report on Form 10-Q, and our subsequent filings with the Commission. In addition, even if our results of operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in such reports, those results or developments may not be indicative of results or developments in subsequent periods.

Key Business Metrics

Average Order Value (“AOV”) is defined as Online Revenue divided by Net Orders (each as defined below).

“Net Orders” are defined as the number of online customer orders minus transactions related to refunds, credits, chargebacks and other negative adjustments. Net Orders represent transactions made on our platform during a defined period of time and exclude revenue recognition adjustments recorded pursuant to U.S. GAAP.

“Online Revenue” represents the sales of products and services on our platform, net of refunds, credits, chargebacks and includes revenue recognition adjustments recorded pursuant to U.S. GAAP, primarily relating to deferred revenue and returns reserve.

“Subscriptions” are defined as the number of customer agreements where the customer has agreed to be automatically billed on a recurring basis at a defined cadence. The billing cadence is typically defined as a number of months (for example, billed every month or every three months). Subscriptions are excluded from our reporting when payment has not occurred at the contracted billing cadence. Subscription billing is preferred by many of our customers because most of the products and services we make available treat chronic conditions and these product and service offerings are most effective when taken consistently and continuously. Customers can cancel subscriptions in between billing periods to stop receiving additional products and services and can reactivate subscriptions to continue receiving additional products and services.

“Wholesale Revenue” represents non-prescription product sales to retailers through wholesale purchasing agreements.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Data)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$64,772	$27,344
Short-term investments	187,653	72,864
Inventory	10,858	3,543
Prepaid expenses and other current assets	10,950	5,404
Deferred transaction costs	—	3,929
Total current assets	274,233	113,084
Restricted cash	856	1,006
Other long-term assets	7,167	4,548
Intangibles, net	26,932	59
Goodwill	110,881	—
Total assets	$420,069	$118,697
Liabilities, mezzanine equity, and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$16,094	$8,066
Accrued liabilities	11,206	4,984
Deferred revenue	1,993	1,272
Earn-out liabilities	23,205	—
Warrant liabilities	—	906
Total current liabilities	52,498	15,228
Earn-out liabilities	11,200	—
Other long-term liabilities	1,218	381
Total liabilities	64,916	15,609
Commitments and contingencies
Mezzanine equity:
Redeemable convertible preferred stock par value $0.0001, 275,000,000 and 95,997,674 shares authorized and nil and 93,328,118 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively; liquidation preference of nil and $268,452 as of September 30, 2021 and December 31, 2020, respectively	—	249,962
Total mezzanine equity	—	249,962
Stockholders' equity (deficit):
Common stock – Class A shares, par value $0.0001, 2,750,000,000 and 166,696,759 shares authorized and 195,439,626 and 46,025,754 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively; Class V shares, par value $0.0001, 10,000,000 shares authorized and 8,377,623 shares issued and outstanding as of September 30, 2021; Class F shares, par value $0.0001, 6,941,352 shares authorized, issued, and outstanding as of December 31, 2020	20	—
Additional paid-in capital	602,975	24,429
Accumulated other comprehensive loss	(52)	(11)
Accumulated deficit	(247,790)	(171,292)
Total stockholders' equity (deficit)	355,153	(146,874)
Total liabilities, mezzanine equity, and stockholders' equity (deficit)	$420,069	$118,697

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In Thousands, Except Share and Per Share Data, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$74,173	$41,324	$187,179	$107,291
Cost of revenue	19,301	10,047	44,783	29,733
Gross profit	54,872	31,277	142,396	77,558
Gross margin %	74%	76%	76%	72%

Operating expenses:(1)
Marketing	38,293	15,102	93,195	39,675
Selling, general, and administrative	44,240	19,496	142,678	48,401
Total operating expenses	82,533	34,598	235,873	88,076
Loss from operations	(27,661)	(3,321)	(93,477)	(10,518)

Other income (expense):
Change in fair value of liabilities	8,328	(2,527)	13,610	(2,477)
Interest expense	—	—	—	(10)
Other income, net	219	8	320	223
Total other income (expense), net	8,547	(2,519)	13,930	(2,264)
Loss before income taxes	(19,114)	(5,840)	(79,547)	(12,782)
Benefit (provision) for income taxes	3,173	(31)	3,049	(103)
Net loss	(15,941)	(5,871)	(76,498)	(12,885)
Other comprehensive (loss) income	(12)	6	(41)	(12)
Total comprehensive loss	$(15,953)	$(5,865)	$(76,539)	$(12,897)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.08)	$(0.16)	$(0.42)	$(0.36)
Weighted average shares outstanding:
Basic and diluted	200,038,761	35,614,598	181,867,522	35,345,972
______________
(1)Includes stock-based compensation expense as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Marketing	$2,328	$261	$4,946	$919
Selling, general, and administrative	9,541	1,153	50,313	3,824
Total stock-based compensation expense	$11,869	$1,414	$55,259	$4,743

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands, Unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating activities
Net loss	$(76,498)	$(12,885)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,445	692
Stock-based compensation	55,259	4,743
Change in fair value of liabilities	(13,610)	2,477
Warrant expense in connection with Merger	154	—
Lease termination expense	—	1,846
Amortization of debt issuance costs	144	251
Net amortization on securities	1,732	21
Benefit for deferred taxes	(3,178)	—
Non-cash other	871	—
Changes in operating assets and liabilities:
Inventory	(6,928)	(735)
Prepaid expenses and other current assets	2,635	37
Other long-term assets	(58)	777
Accounts payable	6,306	(897)
Accrued liabilities	(794)	1,149
Deferred revenue	217	(65)
Other long-term liabilities	(4)	379
Net cash used in operating activities	(31,307)	(2,210)
Investing activities
Purchases of investments	(219,361)	(84,015)
Maturities of investments	99,375	43,790
Proceeds from sales of investments	3,465	11,550
Acquisition of businesses, net of cash acquired	(46,468)	—
Investment in website development and internal-use software	(3,242)	(1,651)
Purchases of property, equipment, and intangible assets	(279)	(1,293)
Net cash used in investing activities	(166,510)	(31,619)
Financing activities
Proceeds from issuance of redeemable convertible preferred stock	—	51,927
Pre-closing stock repurchase	(22,027)	—
Proceeds from issuance of common stock upon Merger	197,686	—
Proceeds from PIPE	75,000	—
Payments for transaction costs	(12,851)	(2,074)
Proceeds from repayment of promissory notes associated with vested and unvested shares	1,193	—
Proceeds from exercise of Class A common stock warrants, net of redemption payments	787	—
Proceeds from exercise of vested and unvested stock options, net of repurchases and cancelations	567	111
Repayments of principal on term loan	—	(1,515)
Payments for taxes related to net share settlement of equity awards	(5,234)	—
Net cash provided by financing activities	235,121	48,449
Foreign currency effect on cash and cash equivalents	(26)	(11)
Increase in cash, cash equivalents, and restricted cash	37,278	14,609
Cash, cash equivalents, and restricted cash at beginning of period	28,350	22,797
Cash, cash equivalents, and restricted cash at end of period	$65,628	$37,406
Supplemental disclosures of cash flow information
Cash paid for taxes	$279	$246
Cash paid for interest	—	10
Non-cash investing and financing activities
Expiration of Class A common stock redemption right	$—	$4,500
Exercise of convertible preferred stock warrants	—	6,508
Recapitalization of redeemable convertible preferred stock from pre-closing stock repurchase	125	—
Conversion of redeemable convertible preferred stock to common stock	249,837	—
Assumption of Merger warrants liability	51,814	—
Redemption/exercise of Class A common stock warrants	37,834	—
Reclassification of deferred transaction costs	3,929	—
Conversion of Series D preferred stock warrants to Class A common warrants	1,160	—
Deferred transaction costs payable	—	577
Purchase of property and equipment included in accounts payable	—	35
Change in transaction costs payable	568	—
Vesting of early-exercised stock options	147	27
Common stock issued, contingent consideration, and liabilities assumed in acquisition of businesses	99,958	—
Equity awards classified as prepaid expenses	2,625	—

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA (as defined below), a non-GAAP financial measure. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA as a tool for comparison. A reconciliation is provided below for Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review net loss and the reconciliation of Adjusted EBITDA to net loss, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. Adjusted EBITDA is defined as net loss before depreciation and amortization, benefit (provision) for income taxes, interest income, interest expense, amortization of debt issuance costs, stock-based compensation, change in fair value of liabilities, one-time bonuses and warrant expense in connection with the combination of Hims, Inc. (“Hims”) and Oaktree Acquisition Corp. (“OAC”), with Hims continuing as the surviving entity and as a wholly-owned subsidiary of OAC, which changed its name to Hims & Hers Health, Inc. (the “Merger”), and acquisition-related costs, which include professional services and consideration paid for employee equity with vesting requirements incurred directly as a result of acquisitions.

Net Loss to Adjusted EBITDA Reconciliation
(In Thousands, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net loss	$(15,941)	$(5,871)	$(76,498)	$(12,885)
Depreciation and amortization	1,546	300	2,445	692
(Benefit) provision for income taxes	(3,173)	31	(3,049)	103
Interest income	(103)	(48)	(298)	(398)
Interest expense	—	—	—	10
Amortization of debt issuance costs	—	84	144	251
Stock-based compensation	11,869	1,414	55,259	4,743
Change in fair value of liabilities	(8,328)	2,527	(13,610)	2,477
Merger bonuses	—	—	5,219	—
Warrant expense in connection with Merger	—	—	154	—
Acquisition-related costs	4,342	—	7,214	—
Adjusted EBITDA	$(9,788)	$(1,563)	$(23,020)	$(5,007)

Contacts:
Investor Relations
Mike Bishop
mike@bishopir.com

Media Relations
Press@forhims.com